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Exhibit No. 3(i)(d)

            CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
                          (After Issuance of Stock)


                          REPLACEMENT FINANCIAL, INC.
                 --------------------------------------------
                             Name of Corporation


     I, the undersigned President and Secretary of Replacement Financial, Inc., do hereby certify that the Board of Directors of Replacement Financial, Inc. at a meeting duly convened, held on the 15th day of November, 1999, adopted a resolution to amend the articles of incorporation as follows:


     Article IV, Section 4.01 - is hereby amended as follows:

                                 ARTICLE IV
                              SHARES OF STOCK

     Section 4.01 Number and Class. The total number of shares of authorized capital stock of the Corporation shall consist of two classes: Common Stock in the amount of two hundred fifty million (250,000,000), at $0.001 par value; and Preferred Stock in the amount of five million (5,000,000), at $0.001 par value.
     The Common and Preferred Stock may be issued from time to time without action by the stockholders. The Common and Preferred Stock may be issued for such consideration as may be fixed from time to time by the Board of
Directors.      The Board of Directors may issue such shares of Common and
Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions adopted by them.


     I further certify the following:

(a) The current number of authorized shares and the par value of each class and series of the shares before the change (10-for-1 forward stock split on the Common Stock) is:
          Common Stock:     25,000,000 shares, $0.001 par value.
          Preferred Stock:  5,000,000 shares, at $0.001 par value.
(b) The number of authorized shares and the par value of each class and series of the shares after the change (10-for-1 forward stock split on the Common Stock) is:
          Common Stock:     250,000,000 shares, $0.001 par value.
          Preferred Stock:  5,000,000 shares, at $0.001 par value.



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(c)  The number of shares of each affected class and series to be issued after the change (10-for-1 forward stock split on the Common Stock) in exchange for each issued share of the same class and series is:
          Common Stock:     22,000,000 shares, at $0.001 par value.
(d)  Fractional shares will be rounded up to the nearest whole number.
(e) The change (10-for-1 forward stock split on the Common Stock) was only approved by the Board of Directors, thus stockholder approval is not required.
(f) The change (10-for-1 forward stock split on the Common Stock) shall be effective on the date and time that this certificate is filed with the Secretary of State, State of Nevada.


                                      /s/ Kari Cunningham
                                  -------------------------------------------
                                     Kari Cunningham, President and Secretary




State of Utah       )
                    ) ss.
County of S.L.      )

     On the 18th day of November, 1999, personally appeared before me, a Notary Public, Kari Cunningham, who acknowledged that she executed the above instrument.

                                 /s/ Barbara P. McGrath
S                              -------------------------------------------
E                               Notary Public
A
L



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